Exhibit 99.1

February 26, 2008	For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2007 Earnings

Reno, Nevada—February 26, 2008—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported results for the fourth quarter and year ended December 31, 2007.

Commenting on the Company’s performance, President and Chief Executive Officer Douglas D. Dirks said, “We are pleased that our business model continued to produce profitable, solid results throughout 2007. In California, our largest market, benefits from declining loss trends continued in 2007, although previously observed favorable impacts from the workers' compensation reforms appear to be moderating both in terms of loss costs and rate declines. We look forward to completing our recently announced acquisition of AmCOMP, which will expand and diversify our geographic footprint, providing immediate growth in premium volume and a substantial increase in scale.”

Fourth quarter consolidated net income was $31.8 million or $0.64 per share in 2007 compared to $55.1 million or $1.10 pro forma per share in 2006. Net income in 2007 was $120.3 million ($2.32 pro forma per share and $2.19 per share for the period February 5 through December 31, 2007) compared to $171.6 million ($3.43 pro forma per share) in 2006.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Fourth quarter consolidated net income before the impacts of the LPT (the Company’s non-GAAP measure described below) was $27.4 million in 2007 and $50.3 million in 2006. For the full year 2007, net income before the impact of the LPT was $102.2 million compared with $152.2 million in 2006.

Fourth quarter net premiums earned declined 9.0% to $84.4 million in 2007 from $92.8 million in 2006. Net premiums earned for the twelve months ended December 31, 2007, were $346.9 million compared to $393.0 million for the same period in 2006, a decrease of 11.7%. The declines were largely due to rate decreases resulting from previously enacted reforms in California and declines in policy count in Nevada as a result of adherence to the Company’s underwriting guidelines. The impact of these rate decreases was partially offset by an overall in-force policy count increase of 13.3%, from 29,742 at December 31, 2006 to 33,699 at December 31, 2007. The average policy premium at December 31, 2007 was $10,275 compared to $13,200 at December 31, 2006.

Fourth quarter net investment income increased 4.1% compared to the fourth quarter in 2006 due to an increase in invested assets. Net investment income for the full year increased 15.3% to $78.6 million from $68.2 million in 2006. The increase was primarily attributable to the following three factors: (1) a 15 basis point increase in the full year 2007 pre-tax yield of 4.37% on invested assets which resulted in increased investment income of $1.9 million; (2) an increase in invested assets that resulted in additional investment income of $6.3 million in 2007; and (3) interest income of $1.8 million generated from the invested net proceeds from the issuance of the Company’s common stock as part of the Company’s conversion from a mutual insurance holding company.

Realized gains for the fourth quarter of 2007 totaled $0.5 million compared to $48.6 million for the fourth quarter of 2006. For the full year, realized gains decreased to $0.2 million from $54.3 million. This difference was primarily due to the sale of equity securities in the fourth quarter of 2006, as the Company elected to reduce the amount of equity securities in its investment portfolio from 15% to 6% in line with its investment guidelines.

Fourth quarter losses and LAE were $32.0 million in 2007 compared with $34.0 million in 2006. Before the impact of the LPT, losses and LAE would have been $36.3 million in the fourth quarter of 2007 and $38.8 million in the fourth quarter of 2006. Favorable prior accident year reserve development was $16.6 million in the fourth quarter of 2007 and $25.4 million in the fourth quarter of 2006. Losses and LAE for the twelve months ended December 31, 2007 were $143.3 million compared to $129.8 million for the twelve months ended December 31, 2006. This change for the year was due to the large favorable prior accident year adjustment of $107.1 million taken primarily in the third quarter of 2006. In 2007, as the impacts of California workers' compensation reforms appeared to moderate, $60.0 million (net of $1.6 million commutation in the third quarter) of favorable prior accident year adjustments were recognized. Before the impact of the LPT, losses and LAE would have been $161.3 million and $149.1 million for the twelve months ended December 31, 2007 and 2006, respectively.

In the fourth quarter of 2007, commission expense of $8.5 million decreased from $11.6 million in the fourth quarter of 2006. Commission expense in the full year 2007 decreased 8.4% to $44.3 million from $48.4 million in 2006 largely due to declines in premium and accrued income from the LPT contingent commission. These impacts were partially offset by a two percentage point increase in the Company’s commission rate on select policies incepting on or after July 2006.

Fourth quarter underwriting and other operating expense decreased to $23.6 million in 2007 from $28.7 million in 2006 primarily due to a reduction in consulting fees. For the full year 2007, underwriting and other operating expense increased $3.6 million or 4.1% to $91.4 million from $87.8 million in 2006. Increased expenses include staffing attributable to the Company’s conversion to a public company in combination with increased technology maintenance and depreciation.

Income taxes for the fourth quarter and full year 2007 decreased due to decreases in pre-tax income and lower effective tax rates. The Company’s effective tax rate was 20.3% in 2007 compared with 32.5% in 2006 largely for three reasons: (1) a decline in realized gains in 2007; (2) an increase in the ratio of tax exempt interest and dividends to pre-tax income resulting from the Company’s reallocation of its investment portfolio in the fourth quarter of 2006; and (3) the $5.8 million reversal of a liability for previously unrecognized tax benefits including interest in the third quarter of 2007. Additionally, in 2006 there were non-deductible expenses related to the conversion.

The fourth quarter, 2007 combined ratio of 75.9% (81.1% before the LPT) declined from the fourth quarter 2006 combined ratio of 80.0% (85.1% before the LPT). The 4.1 percentage point decrease was due primarily to decreases in commission and underwriting expenses relative to the fourth quarter of 2006. The combined ratio was 80.4% in 2007 compared to 67.7% in 2006 primarily due to the recognition of favorable prior accident year development at higher levels in 2006 than in 2007 and increased operating expenses in 2007. Before the LPT, the combined ratio was 85.6% in 2007 compared with 72.6% in 2006.

As of December 31, 2007, total stockholders’ equity increased to $379.5 million from $303.8 million at December 31, 2006. Equity, including the deferred reinsurance gain related to the LPT agreement, increased 7.7% to $804.5 million from $746.8 million at December 31, 2006. Statutory surplus was $697.7 million at December 31, 2007, an increase of 8.9% compared with $640.5 at December 31, 2006.

Conference Call and Webcast, Form 10-K

The Company will host a conference call Wednesday, February 27, 2008 at 7:00 a.m. Pacific Standard Time. The conference call will be available via a live webcast on the Company’s website at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 46356674. International callers may dial (617) 801-6888.

EHI will file its Form 10-K for the period ended December 31, 2007, with the Securities and Exchange Commission (“SEC”) in March, 2008. The Form 10-K will be available without charge through the EDGAR system at the SEC's website and will also be posted on the Company's website, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool or under previous fronting facilities.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT.   Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio.  Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio.  The combined ratio represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT.  Combined ratio before impact of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT.   Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Forms 10-Q for the 2007 periods ended March 31, June 30, September 30, and the Company’s 2006 Annual Report on Form 10-K.

All forward-looking statements made in this press release, related to the anticipated acquisition of AmCOMP, Incorporated or otherwise, reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The following factors, among others, could cause or contribute to such material differences: failure to satisfy any of the conditions of closing, including the failure to obtain AmCOMP stockholder approval or any required regulatory approvals; the risks that the businesses of EHI and AmCOMP will not be integrated successfully; the risk that EHI and AmCOMP will not realize estimated cost savings and synergies; costs relating to the proposed transaction; disruption from the transaction making it more difficult to maintain relationships with customers, employees, agents or producers.  More generally, the businesses of EHI and AmCOMP could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

Copyright © 2008 EMPLOYERS. All rights reserved. EMPLOYERS is a registered trademark of Employers Insurance Company of Nevada and the marketing brand for a group of companies providing workers’ compensation insurance and services. Insurance is offered through Employers Compensation Insurance Company, except in Nevada, where insurance is offered through Employers Insurance Company of Nevada. Employers Compensation Insurance Company does not do business in all jurisdictions. Please contact your local EMPLOYERS Sales Executive or visit www.employers.com.

CONTACT:
 Media – Trish White, Director, Corporate Communications, twhite@employers.com, (775) 327-2636
 Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Quarter Ended
	December 31
	2007	2006
	(Unaudited)
Revenues

Gross written premiums	$79,384	$91,434
Net written premiums	$76,537	$87,714
Net premiums earned	$84,448	$92,849
Net investment income	19,237	18,472
Realized (losses) gains on investments, net	502	48,617
Other income	1,189	1,106
Total revenues	105,376	161,044

Expenses
Losses and loss adjustment expenses	31,966	34,010
Commission expense	8,539	11,615
Underwriting and other operating expense	23,621	28,675
Total expenses	64,126	74,300

Net income before income taxes	41,250	86,744
Income taxes	9,486	31,662
Net income	$31,764	$55,082

Earnings per common share-basic and diluted (2) (pro forma for quarter ended December 31, 2006)	$.64	$1.10	(1)

Reconciliation of net income to net income before the impacts of the LPT Agreement	$31,764	$55,082

Less: Amortization of deferred reinsurance gain – LPT Agreement	4,340	4,759
Net Income before the impacts of LPT Agreement	$27,424	$50,323
Pro forma earnings per share data – basic and diluted – before impacts of LPT Agreement, assuming the conversion from a mutual company to a stock company (2) – (pro forma for quarter ended December 31, 2006)	$0.55	$1.01	(1)

Cash dividends declared per common share	$0.06

(1)
In compliance with SEC requirements earnings per share is shown based on 50,000,002 shares issued in the conversion, for all historical periods prior to the Company’s initial public offering. In future earnings releases, our earnings per share for current periods will reflect the weighted average shares outstanding for the period.

(2)	Weighted average number of common shares outstanding for quarter ended 12/31/07: 49,644,578 – Basic; 49,674,533 – Diluted

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Year Ended
	December 31
	2007	2006
Revenues

Gross premiums written	$350,696	$401,756
Net premiums written	$338,569	$387,184
Net premiums earned	$346,884	$392,986
Net investment income	78,623	68,187
Realized gains on investments, net	180	54,277
Other income	4,236	4,800
Total revenues	429,923	520,250

Expenses
Losses and loss adjustment expenses	143,302	129,755
Commission expense	44,336	48,377
Underwriting and other operating expense	91,399	87,826
Total expenses	279,037	265,958

Net income before income taxes	150,886	254,292
Income taxes	30,603	82,722
Net income	$120,283	$171,570

Net income after date of conversion (February 5 through December 31, 2007)	$113,812
Earnings per common share-basic and diluted-for the period February 5 through December 31, 2007 (1)	$2.19

Pro forma earnings per common share-basic and diluted (2,3) (pro forma for year ended December 31, 2006)	$2.32	$3.43

Cash dividends declared per common share	$0.18

(1)	Weighted average number of common shares outstanding for period February 5, 2007 through December 31, 2007: 51,933,827 – Basic; 51,943,412 – Diluted
(2)
In compliance with SEC requirements earnings per share is shown based on 50,000,002 shares issued in the conversion, for all historical periods prior to the Company’s initial public offering. In future earnings releases, our earnings per share for current periods will reflect the weighted average shares outstanding for the period.

(3)	Weighted average number of common shares outstanding at 12/31/07: 51,748,392 – Basic; 51,757,057 – Diluted

Employers Holdings, Inc.
Reconciliation of net income and EPS to net income and EPS
 Before impact of LPT Agreement
 (In thousands, except share and per share data)

Reconciliation of net income and EPS to net income and EPS before impact of LPT Agreement

	Year Ended
	December 31,
	2007		2006

Net income	$120,283		$171,570

Less: Impact of LPT Agreement: Amortization of deferred reinsurance gain – LPT	18,034		19,373

Pro forma net income before impact of LPT Agreement	$102,249		$152,197

Net income after date of conversion (February 5 through December 31, 2007)	$113,812
Earnings per common share–basic and diluted – for the period February 5 through December 31, 2007 (1)	$2.19	$	----
Pro forma earnings per common share–basic and diluted – for years ended December 31 (2)	$2.32		$3.43

Less: Earnings per common share attributable to amortization of deferred reinsurance gain – LPT (3, 4)	$0.35		$0.39
Pro forma earnings per common share data-basic and diluted-before impact of LPT (2, 4)	$1.97		$3.04

(1)	Weighted average number of common shares outstanding for period February 5, 2007 through December 31, 2007: 51,933,827 – Basic; 51,943,412 – Diluted
(2)
In compliance with SEC requirements earnings per share is shown based on 50,000,002 shares issued in the conversion, for all historical periods prior to the Company’s initial public offering. In future earnings releases, our earnings per share for current periods will reflect the weighted average shares outstanding for the period.

(3)	Earnings per share before the impact of the LPT for the period February 5 through December 31, 2007 has not been calculated.
(4)	Weighted average number of common shares outstanding at 12/31/07: 51,748,392 – Basic; 51,757,057 – Diluted

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2007	2006
Assets
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,594,159 in 2007 and $1,599,321 in 2006)	$1,618,903	$1,605,395
Equity securities at fair value (cost $60,551 in 2007 and $63,478 in 2006)	107,377	102,289
Short-term investments (at cost or amortized cost, which approximates fair value)	—	7,989
Total investments	1,726,280	1,715,673

Cash and cash equivalents	149,703	79,984
Accrued investment income	19,345	18,431
Premiums receivable, less bad debt allowance of $6,037 in 2007 and $6,911 in 2006	36,402	51,311
Reinsurance recoverable for:
Paid losses	10,218	11,073
Unpaid losses, less allowance of $1,308 in 2007 and $1,276 in 2006	1,051,333	1,096,827
Funds held by or deposited with reinsureds	95,884	102,955
Deferred policy acquisition costs	14,901	13,767
Deferred income taxes, net	59,730	73,849
Property and equipment, net	14,133	15,598
Other assets	13,299	16,257
Total assets	$3,191,228	$3,195,725

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,269,710	$2,307,755
Unearned premiums	63,924	73,255
Policyholders’ dividends accrued	386	506
Total claims and policy liabilities	2,334,020	2,381,516

Commissions and premium taxes payable	7,493	6,776
Federal income taxes payable	13,884	24,262
Accounts payable and accrued expenses	20,682	22,178
Deferred reinsurance gain–LPT Agreement	425,002	443,036
Other liabilities	10,694	14,180
Total liabilities	2,811,775	2,891,948

Commitments and contingencies Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,527,907 and 0 shares issued and 49,616,635 and 0 shares
outstanding at December 31, 2007 and December 31, 2006, respectively	535	--
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	--	--
Additional paid-in capital	302,862	—
Retained earnings	104,536	274,602
Accumulated other comprehensive income, net	46,520	29,175
Treasury stock, at cost (3,911,272 shares at December 31, 2007and 0 shares at December 31, 2006)	(75,000)	—
Total stockholders’ equity	379,453	303,777
Total liabilities and stockholders’ equity	$3,191,228	3,195,725

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$379,453	$303,777
Deferred reinsurance gain – LPT Agreement	425,002	443,036
Total equity including deferred reinsurance gain – LPT Agreement	$804,455	$746,813

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2007	2006

Operating activities
Net income	$120,283	$171,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,406	4,152
Stock-based compensation	1,720	--
Amortization of premium on investments, net	6,430	5,496
Allowance for doubtful accounts – premiums receivable	(874)	294
Allowance for doubtful accounts – unpaid reinsurance recoverable	32	—
Deferred income tax expense	4,779	5,980
Realized gains on investments, net	(180)	(54,277)
Realized losses on retirement of assets	23	—
Change in operating assets and liabilities:
Accrued investment income	(914)	(4,135)
Premiums receivable	15,783	8,206
Reinsurance recoverable on paid and unpaid losses	46,317	43,266
Funds held by or deposited with reinsureds	7,071	11,220
Unpaid losses and loss adjustment expenses	(38,045)	(42,226)
Unearned premiums	(9,331)	(7,480)
Federal income taxes payable	(10,378)	4,393
Accounts payable, accrued expenses and other liabilities	(9,428)	11,025
Deferred reinsurance gain–LPT Agreement	(18,034)	(19,373)
Other	(1,506)	(16,300)
Net cash provided by operating activities	120,154	121,811

Investing activities
Purchase of fixed maturities	(252,275)	(678,026)
Purchase of equity securities	(1,037)	(12,224)
Proceeds from sale of fixed maturities	208,697	245,216
Proceeds from sale of equity securities	4,264	189,815
Proceeds from maturities and redemptions of investments	55,475	165,021
Capital expenditures and other, net	(4,964)	(9,635)
Net cash provided by (used in) investing activities	10,160	(99,833)

Financing activities
Issuance of common stock, net	486,670	(3,077)
Cash paid to eligible policyholders under plan of conversion	(462,989)	—
Acquisition of treasury stock	(75,000)	—
Dividend paid to stockholders	(9,276)	—
Net cash used by financing activities	(60,595)	(3,077)

Net increase in cash and cash equivalents	69,719	18,901
Cash and cash equivalents at the beginning of the year	79,984	61,083
Cash and cash equivalents at the end of the year	$149,703	$79,984

Cash paid for income taxes	$36,200	$72,349

Schedule of non-cash transactions
Stock issued in exchange for membership interest	$281,073	$—

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impacts of the LPT Agreement
(In thousands, except for percentages)

	Quarter Ended
	December 31,
	2007	2006

Net Premiums Earned	$84,448	$92,849

Losses and Loss Adjustment Expenses (LAE)	$31,966	$34,010
Loss & LAE Ratio	37.9%	36.6%

Amortization of deferred reinsurance gain - LPT	$4,340	$4,759
Impacts of LPT	5.1%	5.1%
Loss & LAE before impacts of LPT	$36,306	$38,769
Loss & LAE Ratio before impacts of LPT	43.0%	41.8%

Commission Expense	$8,539	$11,615
Commission Expense Ratio	10.1%	12.5%

Underwriting & Other Operating Expense	$23,621	$28,675
Underwriting & Other Operating Expense Ratio	28.0%	30.9%

Total Expense	$64,126	$74,300
Combined Ratio	75.9%	80.0%

Total Expense before impacts of the LPT	$68,466	$79,059
Combined Ratio before the impacts of the LPT	81.1%	85.1%

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impacts of the LPT Agreement
(In thousands, except for percentages)

	Year Ended
	December 31,
	2007	2006

Net Premiums Earned	$346,884	$392,986

Losses and Loss Adjustment Expenses (LAE)	$143,302	$129,755
Loss & LAE Ratio	41.3%	33.0%

Amortization of deferred reinsurance gain - LPT	$18,034	$19,373
Impacts of LPT	5.2%	4.9%
Loss & LAE before impacts of LPT	$161,336	$149,128
Loss & LAE Ratio before impacts of LPT	46.5%	37.9%

Commission Expense	$44,336	$48,377
Commission Expense Ratio	12.8%	12.3%

Underwriting & Other Operating Expense	$91,399	$87,826
Underwriting & Other Operating Expense Ratio	26.3%	22.3%

Total Expense	$279,037	$265,958
Combined Ratio	80.4%	67.7%

Total Expense before impacts of the LPT	$297,071	$285,331
Combined Ratio before the impacts of the LPT	85.6%	72.6%